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                                                                   EXHIBIT 11.1
                          SAFEWAY INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                    (IN MILLIONS, EXCEPT PER-SHARE AMOUNTS)
                                  (UNAUDITED)


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
                                                                        12 Weeks Ended
                                                          ---------------------------------------------
                                                          March 28,   March 28,   March 22,   March 22,
                                                            1998        1998        1997        1997
                                                          ---------   ---------   ---------   ---------
                                                           Diluted      Basic      Diluted      Basic
                                                          ---------   ---------   ---------   ---------
Net income                                                $   164.8   $   164.8   $   122.5   $   122.5
                                                          =========   =========   =========   =========


Weighted average common shares outstanding                    478.1       478.1       443.8       443.8
                                                                      =========               =========
Common share equivalents                                       28.6                    33.9
                                                          ---------               ---------
   Weighted average shares outstanding                        506.7                   477.7
                                                          =========               =========

Earnings per share                                        $    0.33   $    0.34   $    0.26   $    0.28
                                                          =========   =========   =========   =========


Calculation of common share equivalents:

      Options and warrants to purchase common shares           50.6                   54.4
      Common shares assumed purchased with potential
         proceeds                                             (22.0)                 (20.5)
                                                          ---------              ---------
      Common share equivalents                                 28.6                   33.9
                                                          =========              =========

Calculation of common shares assumed purchased with potential proceeds:

      Potential proceeds from exercise of options and
         warrants to purchase common shares               $   763.2              $   479.5
      Common stock price used under the treasury
         stock method                                     $    34.62             $    23.40
      Common shares assumed purchased with
         potential proceeds                                    22.0                   20.5
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